J&S ASSOCIATE PLT
202206000037 (LLP0033395-LCA) & AF002380
(Registered with PCAOB and MIA)
B-11-14, Megan Avenue II
12,Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia

Tel: +603-4813 9469
Email : info@jns-associate.com
Website : jns-associate.com

January 15, 2025

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549

Re: Antharas Inc

Dear Commissioners:

We have read the paragraph headed "Changes in Certifying Accountant" contained in the Registration Statement on Form F-1 dated January 15, 2025, of Antharas Inc. (the "Company") and are in agreement with the statements therein related to our firm as follows:

We audited the financial statements of the Company for the year ended December 31, 2022 and 2021, prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP), and we issued our report on March 29, 2024.

We were informed by the Company that they have engaged UHY Malaysia PLT to re-audit the financial statements as of and each of the years ended December 31, 2023 and 2022, prepared in accordance with International Financial Reporting Standards (IFRS). We have not audited or reviewed the financial statements prepared under IFRS, nor do we express any opinion on the adjustments, restatements, or other changes resulting from the audit conducted under by UHY Malaysia PLT. The Company has informed us of its decision to file its financial statements under IFRS standards going forward, rendering our prior reports on US GAAP financial statements no longer relevant for future filings.

Our report on the Company's financial statements for the years ended December 31, 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2022 and 2021, and the subsequent interim period through April 1, 2024, there were no disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to our satisfaction, would have caused us to make reference to the subject matter of the disagreement in connection with our reports on the Company's financial statements for such periods during our engagement with the Company. Additionally, during this time, there were no "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K.

We have read the paragraph headed "Changes in Certifying Accountant" in the Company's Registration Statement on Form F-1 dated January 15, 2025, and we agree with such statements, except that we are not in a position to agree or disagree with any of the Company's statements beyond those related to our firm. Furthermore, we are not in a position to comment on, agree, or disagree with any IFRS financial statements for the year ended December 31, 2023 and 2022 that were audited by UHY Malaysia PLT.

Very truly yours,

/s/ J&S Associate PLT
Kuala Lumpur, Malaysia